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                                                                    EXHIBIT 99.1

                  APPLIED MICRO CIRCUITS CORPORATION ANNOUNCES
                      $200 MILLION STOCK REPURCHASE PROGRAM

SAN DIEGO, Calif--September 17, 2001--Applied Micro Circuits Corporation [NASDAQ: AMCC] today announced that its board of directors has authorized a stock repurchase program of up to $200 million over the next 12 months. Shares will be repurchased in the open market, through block purchases or otherwise, at times and prices considered appropriate by the company. The program is effective immediately.

"This repurchase program reflects the confidence our Board of Directors and management have in our country, our industry and AMCC," said Dave Rickey, Chairman of the Board and Chief Executive Officer. "Our strong balance sheet allows us to implement this program, which we believe is in the best interests of our shareholders."

The timing of purchases and the exact number of shares to be purchased will depend on market conditions. As of September 17, 2001, AMCC has approximately 302 million shares of common stock outstanding.

AMCC Overview

AMCC designs, develops, manufactures and markets high-performance, high-bandwidth silicon solutions for the world's optical networks. AMCC utilizes a combination of high-frequency analog, mixed-signal and digital design expertise coupled with system-level knowledge and multiple silicon process technologies to offer integrated circuit products that enable the transport of voice and data over fiber optic networks. The company's system solution portfolio includes PMD, PHY, framer/mapper, network processor, traffic management and switch fabric devices that address the high-performance needs of the evolving intelligent optical network. AMCC's corporate headquarters and wafer fabrication facilities are located in San Diego. Sales and engineering offices are located throughout the world. For further information regarding AMCC, please visit our web site at http://www.amcc.com or call our shareholder information line at (888) 982-AMCC (2622).

This news release contains forward-looking statements, including statements regarding the stock repurchase program, that are subject to certain risks and uncertainties, including, but not limited to, those associated with unpredictability and volatility of the price of the Company's common stock and the securities of other companies in the Company's industry, the performance of and conditions in the United States and world financial markets, the policies and actions of the United States and other governments, and the general political, economic and business conditions in the United States and elsewhere, as well as the "Risk Factors" set forth in the Company's Annual Report on Form 10-K for the year ended March 31, 2001, and the Company's other filings with the Securities and Exchange Commission. Actual results could differ materially, as a result of such factors, from those set forth in the forward-looking statements.